SOLITRON DEVICES, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTORY STATEMENT

The purpose of this Code of Business Conduct and Ethics is to promote honest and ethical conduct, focus the Board of Directors and management of Solitron Devices, Inc. (the “Company”) on areas of ethical risk, provide guidance to directors, officers and employees to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help to preserve the culture of honesty and accountability at the Company. This Code applies to all directors, officers and employees of the Company (each a “Covered Person”).  This Code shall also apply to independent contractors of the Company which have acknowledged receipt of this Code and their obligations to comply with this Code, such an independent contractor is also referred to herein as a Covered Person.  The Company's senior financial officer and accounting staff shall also abide by the Company's Code of Ethics for Senior Financial Officers.

CONFLICTS OF INTEREST

Except with the prior knowledge and consent of the Company, no Covered Person will have a “conflict of interest” with the Company. A conflict of interest occurs when a Covered Person’s private interest interferes in any way – or even appears to interfere – with the interests of the Company as a whole. The following list will serve as a guide to the types of transactions and relationships that might cause a conflict of interest and that should be considered as covered by this Code:

A.	Actions taken by a Covered Person or interests that a Covered Person has that may make it difficult to perform his or her work for the Company objectively and effectively.

B.	Engaging in conduct or activity that improperly interferes with the Company’s existing or prospective business relations with a third party.

C.
Acceptance by a Covered Person or any member of his or her family of improper personal benefits as a result of the Covered Person’s position in the Company, such as gifts of more than token value, loans to, or guarantees of obligations of, the Covered Person or any member of his or her family, excessive entertainment, or other substantial favors from any outside individual which does or is seeking to do business with, or is a competitor of, the Company or any affiliate.

D.	Disclosure or use of confidential information for the personal profit or advantage of the Covered Person or anyone else.

The foregoing list is only a guide to assist Covered Persons in identifying potential conflicts of interest. The existence of a conflict of interest can be determined only upon review of the particular circumstances in the context of the Covered Person’s activities within the Company. Therefore, Covered Persons are required to report promptly to his or her department manager, or if more appropriate, the Company’s Chief Executive Officer, any material transaction or relationship of which they have knowledge that reasonably could be expected to give rise to such a conflict of interest. For purposes of this Code, the term “family” will be deemed to include a Covered Person’s spouse, parents, grandparents, children, grandchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law.

CORPORATE OPPORTUNITIES

Covered Persons are expected to perform their duties in a manner that advances the Company’s legitimate interests. Covered Persons are prohibited from:

A.	Taking for themselves personally opportunities that are discovered through the use of the Company’s property or information or through their position with the Company;

B.	Using the Company’s property or information or their position with the Company for their own personal gain; and

C.	Competing with the Company.

CONFIDENTIALITY

Trade secrets and other proprietary information of the Company and its customers and suppliers, employee data, information about the Company’s customers and suppliers, and all other non-public information that might be of use to the Company’s competitors or harmful to the Company or its customers, if disclosed, is confidential information. Confidential information should be protected by all Covered Persons and, except to the extent legally required or specifically authorized by an appropriate representative of the Company, should not be disclosed to persons inside or outside the Company who do not have a legitimate, work-related need to know such information. The loss of this information through inadvertent or improper disclosure could be harmful to the Company and its customers and suppliers.

FAIR DEALING

Covered Persons will not engage in unfair or illegal trade practices. Covered Persons are expected to deal fairly with the Company’s customers, suppliers, competitors and employees, and to win or award business based on excellence of service and competitive pricing, not through unethical or questionable business practices. No Covered Person will take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

PROTECTION AND PROPER USE OF COMPANY ASSETS

All Covered Persons are expected to protect and help to ensure the efficient use of the Company’s assets, including trade secrets, proprietary information, equipment and other property created, obtained or compiled by or on behalf of, or during the Covered Person’s employment with, the Company. All Company assets should be used for a legitimate business purpose. The misuse or removal from Company facilities of Company assets is prohibited, unless specifically authorized by an appropriate representative of the Company. Theft, carelessness and waste of Company assets have a direct impact on the Company’s financial condition and results of operations.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The activities of the Company must always be in full compliance with all laws, rules and regulations of the jurisdictions in which the Company conducts its business. The Company expects all Covered Persons to follow the spirit as well as the letter of the law.  The Company understands that Covered Persons may be uncertain as to whether a transaction or course of conduct complies with the laws, rules and regulations to which the Company may be subject. In these situations, it is the responsibility of the Covered Person to obtain advice from his or her manager or policy administrator and to act in accordance with that advice. If a Covered Person is in such a situation and complies with these procedures, then actions taken in accordance with advice provided by the Company’s Chief Executive Officer or the Chairman of the Audit Committee (collectively, the “Policy Administrators”) will be deemed to be in compliance with the Code.

REPORTING VIOLATIONS

The Company is committed to supporting Covered Persons in meeting the ethical standards of conduct set forth in this Code and expects all Covered Persons to uphold these standards. Covered Persons are encouraged to talk to supervisors, managers or the Policy Administrators when in doubt about the best course of action in a particular situation. If a Covered Person becomes aware of anything that occurs which could in any way be construed as a fraudulent or illegal act or otherwise in violation of this Code, the Covered Person is responsible for reporting such occurrence by contacting his or her department  manager or the Policy Administrators.

Covered Persons are expected to cooperate in internal investigations of actual or apparent violations of this Code. To the fullest extent possible, efforts will be made to keep confidential the identity of any Covered Person who reports a violation. It is also the Company’s policy to prohibit retaliation against Covered Persons who report actual or apparent violations of this Code in good faith. However, Covered Persons who have participated in the wrongdoing or knowingly or recklessly provided false information may be subject to disciplinary action, up to, and including, dismissal.

PENALTIES FOR VIOLATIONS

Violations of this Code or failure to cooperate with an internal investigation of an actual or apparent violation of this Code may constitute grounds for disciplinary corrective action, up to, and including, dismissal.

WAIVER

Any waiver of the provisions of this Code for directors or executive officers of the Company may be made only by the Board of Directors. Any other waiver of the provisions of this Code may be made by the Company’s Chief Executive Officer, in consultation with the Board of Directors.  Any waivers granted to directors or executive officers of the Company will be promptly disclosed to the Company’s shareholders.